UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2019

SELECT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-50400	20-0218264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina	28334
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (910) 892-7080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $1.00 per share	SLCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2019, Select Bank & Trust Company (“Select Bank”), a wholly owned subsidiary of Select Bancorp, Inc. (the “Company”), entered into a Branch Purchase and Assumption Agreement (the “Purchase Agreement”) with Entegra Bank (“Entegra”), whereby Select Bank will assume the deposits and acquire the majority of the loans, property, equipment and other selected assets associated with three existing Entegra branch offices (the “Acquired Branches”). The Acquired Branches are being divested as required under agreements with the U.S. Department of Justice, Antitrust Division, and the Federal Reserve in connection with the proposed merger of Entegra Financial Corp. and its wholly owned subsidiary Entegra with First-Citizens Bank & Trust Company, Raleigh, North Carolina (“First-Citizens”). The transaction is contingent upon the completion of Entegra Financial Corp.’s and Entegra’s merger with First-Citizens.

In connection with the transaction, Select Bank will purchase approximately $110 million in loans and assume approximately $180 million in deposits. At the closing of the transaction, the Acquired Branches will become branch offices of Select Bank.

The Acquired Branches are located at the following addresses:

•	30 Hyatt Road, Franklin, North Carolina 28734;
•	498 East Main Street, Sylva, North Carolina 28779; and
•	473 Carolina Way, Highlands, North Carolina 28741.

The purchase price to be paid by Select Bank will be computed as the sum of: (i) the aggregate outstanding balance of all loans being purchased on the closing date, less prepaid interest; (ii) 8.0% of the average daily balance of the deposits being assumed (excluding any accrued but unpaid interest) for the period commencing 30 calendar days prior to and including the day prior to the closing date and ending on the day prior to the closing date (excluding any cash sweeping accounts, commercial repurchase agreements, public funds deposits, or any brokered deposits); (iii) the net book value of the real property associated with the Acquired Branches; (iv) the net book value of the fixed assets associated with the Acquired Branches; (v) the total amount of cash on hand at the Acquired Branches; (vi) the aggregate amount of overdrafts associated with the Acquired Branches; (vii) the amount of any prorated expenses due from Select Bank to Entegra; and (viii) the net amount of any additions or deductions for prorated safe deposit box rentals (in the case of each of clause (iii) - (vi), calculated as of the closing date).

The consummation of the transaction is subject to a number of closing conditions, including receipt of necessary regulatory approvals. Subject to the satisfaction of such conditions, the transaction is expected to close in the second quarter of 2020.

Select Bank and Entegra have made customary representations, warranties, and covenants in the Purchase Agreement. Select Bank and Entegra have also agreed to indemnify each other for certain damages (subject to customary limitations) with respect to the transaction.

The foregoing description of the Purchase Agreement and related transaction does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Form 8-K, and is incorporated into this report by reference. Except for its status as a contractual document that establishes and governs the legal relations between the parties with respect to the transactions described above, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. Representations and warranties may be used as a tool to allocate risks between the parties to the Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules in the Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.	Other Events.

On December 23, 2019, Select Bank, Entegra, and First-Citizens issued a joint press release announcing entry into the Purchase Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1.

Also on December 23, 2019, Select Bank issued a press release announcing entry into the Purchase Agreement. A copy of Select Bank’s press release is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Branch Purchase and Assumption Agreement by and between Entegra Bank as Seller and Select Bank & Trust Company as Buyer, dated as of December 20, 2019.

99.1	Joint press release dated December 23, 2019, issued by Select Bank & Trust Company, Entegra Bank, and First-Citizens Bank & Trust Company.

99.2	Press release dated December 23, 2019, issued by Select Bank & Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT BANCORP, INC.

Date: December 27, 2019	By:	/s/ Mark A. Jeffries
Mark A. Jeffries
Executive Vice President and Chief Financial Officer